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                                                           Exhibit 11

          HARTE-HANKS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   EARNINGS PER SHARE COMPUTATIONS

                (in thousands, except per share data)

                                            YEAR ENDED DECEMBER 31,
                                         1993         1992       1991

Income (loss) before extraordinary
  item and cumulative effect of
  accounting change . . . . . . . .   $(45,472)  $ 2,336     $(7,052)
Extraordinary item. . . . . . . . .     (7,393)      --          --
Cumulative effect of change
  in method of accounting . . . . .        --        --        3,114
Net income (loss) . . . . . . . . .   $(52,865)  $ 2,336     $(3,938)

Shares used in net earnings
  per share computations. . . . . .     13,038    12,214      12,343

Net income (loss) per share:
Income (loss) before extraordinary
  item and cumulative effect of
  accounting change . . . . . . . .    $  (349)   $   19      $  (57)
Extraordinary item. . . . . . . . .        (56)      --          --
Cumulative effect of change
  in method of accounting . . . . .        --        --           25
Net income (loss) . . . . . . . . .    $  (405)   $   19      $  (32)


      COMPUTATION OF SHARES USED IN NET EARNINGS PER SHARE
                         COMPUTATIONS

                                           YEAR ENDED DECEMBER 31
                                        1993      1992         1991

Average outstanding common shares .    12,873    11,910       12,214
Average common equivalent shares --
  dilutive effect of option shares.      --         175         --
Dilutive effect of shares, options
  and warrants issued in the
  preceding twelve months . . . . .       165       129          129
Shares used in net earnings
  per share computations. . . . . .    13,038    12,214       12,343

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